                                                                   Exhibit 10.15

                            COMMERCIAL CAPITAL BANK
                         SALARY CONTINUATION AGREEMENT

        THIS AGREEMENT is adopted this 23rd day of July, 2002, by and between COMMERCIAL CAPITAL BANK, a savings association located in Irvine, California (the "Company"), and STEPHEN H. GORDON (the "Executive").

                                  INTRODUCTION

        To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the executive. The Company will pay the benefits from its general assets.

                                   AGREEMENT

        The Company and the Executive agree as follows:

                                   Article 1
                                  Definitions

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1 "Change of Control" means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock followed within twelve (12) months by the Executive's Involuntary Termination of Employment.

        1.2 "Code" means the Internal Revenue Code of 1986, as amended.

        1.3 "Disability" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

     1.4 "Early Involuntary Termination" means that the Executive, prior to Normal Retirement Age, has been notified in writing, that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability, or within 12 months following a change of Control.

        1.5 "Early Involuntary Termination Date" means the month, day and year in which early Involuntary Termination occurs.

        1.6 "Effective Date" means July 23, 2002.

        1.7 "Normal Retirement Age" means the Executive's 60th birthday.

        1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

        1.9 "Plan Year" means a twelve-month period commencing on January 1st and ending on December 31st of each year. The initial Plan Year shall commence on the effective date of this Agreement.

        1.10 "Termination for Cause" see Article 5.

        1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

        1.12 "Voluntary Termination" means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than death, Disability, Termination for Cause, Change of Control, or Early Involuntary Termination.

                                   Article 2
                               Lifetime Benefits

        2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age, for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other Article 2 benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $175,000. The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive's Normal Retirement Date, paying the annual benefit to the Executive for a period of 20 years.

          2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, at its sole discretion, may increase the benefit.

        2.2 Early Involuntary Termination Benefit. Upon Early Involuntary Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other Article 2 benefit under this Agreement.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Involuntary Termination Lump Sum Benefit set forth on Schedule A for the Plan Year ending immediately prior to the Early Involuntary Termination Date, determined by vesting the Executive in 100 percent of the Accrual Balance set forth on Schedule A. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

          2.2.2 Payment of Benefit. The Company shall pay the lump sum benefit to the Executive in a lump sum within 30 days from Termination of Employment.

          2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

        2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other
Article 2 benefit under this Agreement.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Lump Sum Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Accrual Balance. Any increase in the annual benefit under Section
     2.1.1 would require the recalculation of the Disability benefit on Schedule A.

          2.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 30 days from Termination of Employment.

          2.3.3. Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

     2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other Article 2 benefit under this Agreement.

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1.

          2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Termination of Employment, paying the annual benefit to the Executive for a period of 20 years.

          2.4.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

          2.4.4 Internal Revenue Service Section 280G Gross Up. If, as a result of a Change of Control, the Executive becomes entitled to acceleration of benefits under this Agreement or under any other benefit, compensation or incentive plan or arrangement with the Company (collectively, the "Total Benefits"), and if any part of the Total Benefits is subject to the Excise Tax under Section 280G and Section 4999 of the Internal Revenue Code (the "Excise Tax"), the Company shall pay to the Executive the following additional amounts, consisting of (a) a payment equal to the Excise Tax payable by the Executive on the Total Benefits under Section 4999 of the Internal Revenue Code (the "Excise Tax Payment"), and (b) a payment equal to the amount necessary to provide the Excise Tax payment net of all income, payroll and excise taxes. Payment of the additional amounts described in clauses (a) and (b) shall be made in addition to the amount set forth in Section 2.4.1 above.

     2.5 Voluntary Termination. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive's employment with the Company is Voluntarily Terminated.


                                   Article 3
                                 Death Benefits


     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described under a separate Split Dollar Agreement and Endorsement between the Company and the Executive. The Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1 in lieu of any other benefit under this Agreement.

     3.2 Death During Payment of a Lifetime Benefit. If the Executive dies after the Normal Retirement, Early Involuntary Termination, Disability or Change of Control benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall cease to pay the remaining benefit payments. Instead, the Company shall pay to the Executive's beneficiary the benefit described under a separate Split Dollar Agreement and Endorsement between the Company and the Executive.

     3.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to receive the Normal Retirement, Disability, Early Involuntary Termination or a Change of Control benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay to the Executive's beneficiary the benefit described under a separate Split Dollar Agreement and Endorsement between the Company and the Executive. The Company shall pay to the Executive's beneficiary the benefit described in this Section 3.3.

                                   Article 4
                                 Beneficiaries


     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.



                                    Article 5
                              General Limitations


     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for:

          (a)  Gross negligence or gross neglect of duties;

          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          (c) Fraud, disloyalty, dishonesty or willfull violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

                                   Article 6
                          Claims and Review Procedures


      6.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

           6.1.1 Initiation -- Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

           6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

           6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a)  The specific reasons for the denial;

                  (b) A reference to the specific provisions of the Agreement on which the denial is based;

                  (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

                  (d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

                  (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

      6.1 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

           6.2.1 Initiation -- Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

              6.2.2 Additional Submissions -- Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

              6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

              6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

              6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                    (a) The specific reasons for the denial;

                    (b) A reference to the specific provisions of the Agreement on which the denial is based;

                    (c) A statement that the claimant is entitled to receive,
              upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

                    (d) A statement of the claimant's right to bring a civil
              action under ERISA Section 502(a).

                                   Article 7
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                   Article 8
                                 Miscellaneous

         8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

         8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

         8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

         8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

         8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

              (a) Establishing and revising the method of accounting for the Agreement;

          (b) Maintaining a record of benefit payments;

          (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

          (d) Interpreting the provisions of the Agreement.

     8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.


EXECUTIVE:                                 COMPANY:

                                           Commercial Capital Bank

/s/ Stephen H. Gordon                      By  /s/ David S. DePillo
--------------------------------              ---------------------------------
Stephen H. Gordon                          Title        President
                                                 ------------------------------

                                                             Exhibit 10.15 cont.

                             FIRST AMENDMENT TO THE
                             COMMERCIAL CAPITAL BANK
             SALARY CONTINUATION AGREEMENT DATED SEPTEMBER 13, 2002
                              FOR STEPHEN H. GORDON

     THIS AMENDMENT executed on this 13th day of September, 2002, by and between COMMERCIAL CAPITAL BANK, a savings association located in Irvine, California (the "Company") and STEPHEN H. GORDON (the "Executive").

     The Company and the Executive executed the EXECUTIVE SALARY CONTINUATION AGREEMENT on July 23, 2002 (the "Agreement").

     The undersigned hereby amends, in part, said Agreement for the purpose of modifying the Change of Control provision and amending the Schedule A to the Agreement. Therefore,

     Section 2.4.2 of the Agreement shall be deleted in its entirety and replaced by the following Section 2.4.2:

     2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age, paying the annual benefit to the Executive for a period of 20 years.

     Schedule A to the Agreement shall be amended in its entirety and replaced with the Schedule A attached to this Amendment.

     IN WITNESS OF THE ABOVE, the Executive and the Company have agreed to this First Amendment.

Executive:                                          Company:
                                                    Commercial Capital Bank

/s/ STEPHEN H. GORDON                               /s/ DAVID S. DEPILLO
STEPHEN H. GORDON                                   Its   President

                                                            Exhibit 10.15 cont.


Clark/Bardes Consulting     Commercial Capital Bank, FSB     Plan Year Reporting
                            Salary Continuation Plan--Schedule A
                            ----------------------------------------------------

Stephen H. Gordon
--------------------------------------------------------------------------------

DOB:10/26/1962                      Early Involuntary Termination    Disability     Change of Control
Plan Anniv Date: 3/1/2003
Retirement Age: 60                        Lump Sum                 Lump Sum Payable    Installment
Payments: Monthly Installments      Payable Immediately              Immediately      Payable at 60
-------------------------------------------------------------------------------------------------------
                  Benefit  Accrual                Based On                Based On            Based On
                   Level   Balance  Vesting       Accrual         Vesting  Accrual   Vesting   Benefit
                  -------------------------------------------------------------------------------------
Period Ending Age   (1)      (2)      (3)           (4)             (5)     (6)       (7)       (8)
-------------------------------------------------------------------------------------------------------
 Jun 2003     40  175,000    35,885   100%           35,885         100%     35,885   100%    175,000
 Jun 2004     41  175,000    74,748   100%           74,748         100%     74,748   100%    175,000
 Jun 2005     42  175,000   116,837   100%          116,837         100%    116,837   100%    175,000
 Jun 2006     43  175,000   162,419   100%          162,419         100%    162,419   100%    175,000
 Jun 2007     44  175,000   211,784   100%          211,784         100%    211,784   100%    175,000
-------------------------------------------------------------------------------------------------------
 Jun 2008     45  175,000   265,247   100%          265,247         100%    265,247   100%    175,000
 Jun 2009     46  175,000   323,147   100%          323,147         100%    323,147   100%    175,000
 Jun 2010     47  175,000   385,853   100%          385,853         100%    385,853   100%    175,000
 Jun 2011     48  175,000   453,764   100%          453,764         100%    453,764   100%    175,000
 Jun 2012     49  175,000   527,311   100%          527,311         100%    527,311   100%    175,000
-------------------------------------------------------------------------------------------------------
 Jun 2013     50  175,000   606,962   100%          606,962         100%    606,962   100%    175,000
 Jun 2014     51  175,000   693,224   100%          693,224         100%    693,224   100%    175,000
 Jun 2015     52  175,000   786,646   100%          786,646         100%    786,646   100%    175,000
 Jun 2016     53  175,000   887,822   100%          887,822         100%    887,822   100%    175,000
 Jun 2017     54  175,000   997,396   100%          997,396         100%    997,396   100%    175,000
-------------------------------------------------------------------------------------------------------
 Jun 2018     55  175,000 1,116,064   100%        1,116,064         100%  1,116,064   100%    175,000
 Jun 2019     56  175,000 1,244,581   100%        1,244,581         100%  1,244,581   100%    175,000
 Jun 2020     57  175,000 1,383,766   100%        1,383,766         100%  1,383,766   100%    175,000
 Jun 2021     58  175,000 1,534,502   100%        1,534,502         100%  1,534,502   100%    175,000
 Jun 2022     59  175,000 1,697,750   100%        1,697,750         100%  1,697,750   100%    175,000
-------------------------------------------------------------------------------------------------------
 Oct 2022     60  175,000 1,755,123   100%        1,755,123         100%  1,755,123   100%    175,000

             October 2022 Retirement, 11/1/2022 First Payment Date
--------------------------------------------------------------------------------
/1/The first line reflects 12 months of data, July 2002 to June 2003.

Copyright (c) 2001 Clark/Bardes
Consulting--Banking Practice.
Salary Continuation Plan for
Commercial Capital Bank,
FSB--Irvine, CA 1001617 6645
64381 v5.21.30 09/12/2002:11
SCP-E,SD C                                 Securities are offered through Clark
                                           Bardes Financial Services, Inc.,
                                           member NASD & SIPC, Los Angeles, CA
                                           90071, (213) 486-6300, which is a
                                           wholly owned subsidiary of
                                           Clark/Bardes Consulting.